Exhibit 21
   ----------
   (1 of 1)


Significant Subsidiaries of MCI Communications Corporation at
December 31, 1996


    Subsidiary                               State of Incorporation
    ----------                               ----------------------

MCI International, Inc.                              Delaware

MCI International Telecommunications Corporation     Delaware

MCI Telecommunications Corporation                   Delaware

Telecom*USA, Inc.                                    Delaware